FOR IMMEDIATE RELEASE

September 12, 2013

Contact:  Susan Jordan

     732-577-9996

MONMOUTH REAL ESTATE INVESTMENT CORPORATION ANNOUNCES TWO NEW ACQUISITIONS

Freehold, New Jersey…. September 12, 2013 ……..Monmouth Real Estate Investment Corporation (NYSE:MNR) today announced the acquisition of a 99,102 square foot industrial building located at 3383 Spirit Way, in Green Bay, WI  at a purchase price of $6,570,000.  The building is situated on approximately 12.2 acres.  The Company also announced the acquisition of a 60,398 square foot industrial building located at Schumann Drive NW, in Rochester, MN at a purchase price of $5,265,000.  The building is situated on approximately 7.5 acres.  Both properties are net-leased for 10 years to FedEx Ground Package System, Inc., a Delaware corporation.

Michael P. Landy, President and CEO, commented, “We are very pleased to announce the acquisition of these two new distribution centers for FedEx Ground.  The Green Bay property is located in close proximity to the Green Bay International Airport and enjoys immediate access to the Interstate highway system.  The property located in the Rochester market is in close proximity to the world renowned Mayo Clinic.  It is imperative that deliveries to and from the Clinic are successfully made within a short timeframe.  Our new FedEx building here will help to facilitate this.”

Monmouth Real Estate Investment Corporation, founded in 1968 and one of the oldest public equity REITs in the U.S., specializes in net-leased industrial properties subject to long-term leases primarily to investment grade tenants.  The Company is a fully integrated and self-managed real estate company, whose property portfolio consists of seventy-five industrial properties and one shopping center located in twenty-six states, containing a total of approximately 9.5 million rentable square feet.  In addition, the Company owns a portfolio of REIT securities.

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